Exhibit 99.2

Dear Colleagues:

This morning, it has been announced that after careful consideration, upon unanimous approval by our board of directors, Solutia has entered into an agreement to merge with Eastman Chemical Company, a worldwide manufacturer and marketer of chemicals, fibers and plastics with a 92-year history in the industry. The joint press release issued moments ago is attached.

Eastman’s desire to merge with Solutia illustrates how we have transformed into a premier specialty chemicals and performance materials company and is a combination that will benefit employees, customers and shareholders. Please join me today at 8:30 a.m. St. Louis time for a live employee videoconference to discuss this announcement and what it means for Solutia.

I know there will be many questions, some of which will not have immediate answers. But there are several things that will not change: Our commitment to the very best levels of quality, customer service and excellence, the value we place on the development of our employees at all levels, and our culture of high performance in all that we do.

This agreement does not change your day-to-day business here at Solutia at this point. Today and as the merger is finalized in the coming months, we know we can count on all of our employees to maintain the same commitment to our quality products and our customer relationships that has always set us apart.

Eastman recognizes that the most important element of our success is our dedicated, talented team of employees, and we will work closely with Eastman to ensure a smooth integration process.

More information will be forthcoming at the videoconference and as this agreement moves forward.

Jeff Quinn

Chairman, President and CEO

Solutia Inc.